EXHIBIT 10(c)

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                              Snap-on Incorporated

                  2003 Executive Qualitative Incentive Program



                            Administrative Guidelines













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                              Snap-on Incorporated

                  2003 Executive Qualitative Incentive Program
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The Snap-on Incorporated 2003 Executive Qualitative Incentive Program
("Executive QIP") focuses Participants on key qualitative initiatives, providing Participants with the incentive to deliver results by providing the opportunity to receive monetary payments based on achievement of qualitative objectives.

ADMINISTRATION
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Executive QIP awards are granted under the 2001 Incentive Stock and Awards Plan
("Plan"). The Executive QIP will be administered under the provisions of the Plan and as further specified under the guidelines contained in this document. All capitalized terms contained within this document shall have the definitions given in Section 14 of the Plan, with the addition of the terms defined at the end of this document.

PARTICIPATION
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Participants for the Executive QIP will be named by the Committee for each
Program Year. Participants for the Executive QIP will be the Chief Executive Officer and other executive officers of Snap-on Incorporated designated by the Committee as to whom the Committee determines that incentive compensation payable to the executive officer would otherwise be subject to the limitations set forth in Section 162(m) of the Code. It is the intent of the Committee that the Executive QIP awards will not be considered performance-based compensation under Section 162(m) of the Code. Further, the Committee will determine whether an amount is payable under an Executive QIP award without regard to whether an amount is payable to the Participant under any award to the Participant intended to constitute performance-based compensation under Section 162(m) of the Code or the amount payable under such performance-based award.

PROGRAM ELEMENTS
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Executive QIP awards will be based on performance on key qualitative initiatives at the Company, group and/or business unit level. Qualitative performance goals for each Participant will be determined based on each Participant's scope and role within the Company.

Specific objectives for each Participant will be determined by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors, and communicated to each Participant through a separate communication document.

AWARD OPPORTUNITIES
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A target Executive QIP award opportunity (expressed as a percentage of Base
Salary) will be established for each Participant. The dollar value calculated as the target percentage multiplied by the Participant's Base Salary for the Program Year will be deemed the Participant's target Executive QIP award opportunity value.

Opportunity levels will also be established for each Participant as follows:

     (1)  Ineffective - 0% of the target opportunity
     (2)  Partially Effective - 50% of the target opportunity
     (3) Effective - 100% of the opportunity established at the beginning of the Program Year
     (4)  Highly Effective - 200% of the target opportunity

The payout will be 0% of the target opportunity for performance below Partially Effective.

The Committee and, in the case of the Chief Executive Officer, the Board of Directors, will approve target Executive QIP award opportunities for each Participant as outlined above. Each Program Year, actual Executive QIP awards will be

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based on results relative to the objectives approved by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors. Actual Executive QIP awards will be interpolated for performance between opportunity levels.

PERFORMANCE OBJECTIVES
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All qualitative performance objectives for each Program Year will be approved by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors. The objectives will be based on factors determined by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors. The Committee and, in the case of the Chief Executive Officer, the Board of Directors, will approve any changes to these objectives during the Program Year.

Four levels of performance will be defined for qualitative goals as follows:
     1    = Ineffective - failed to meet performance expectations
     2    = Partially Effective - Performance partially met expectations
     3    = Effective - Performance met or at times exceeded performance expectations
     4    = Highly Effective - Substantially exceeded performance expectations

Each qualitative goal will be evaluated at the end of the year based on the above four levels. To determine the overall qualitative rating, the individual ratings will be weighted equally and averaged to get an overall rating which determines the payout percentage. If the overall rating falls between two ratings on the scale, the percentage will be interpolated.

CALCULATION OF AWARDS
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Executive QIP award opportunity levels will be determined by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors, based on performance relative to the qualitative objectives approved by the Committee for each Participant and, in the case of the Chief Executive Officer, by the Board of Directors.

DISTRIBUTION OF AWARDS
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The Executive QIP award earned for the Program Year will be distributed by April
30 following the end of the Program Year. All Executive QIP awards will be distributed in cash, although participants in the Snap-on Incorporated Deferred Compensation Plan who have made a timely election under that plan to defer receipt of all or a portion of their earned Executive QIP award will have the payment of same deferred amount in accordance with their prior election.

FORFEITURE OF AWARDS
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Nothing in the Executive QIP will affect the Chief Executive Officer's rights under the Employment Agreement between the Chief Executive Officer and Snap-on Incorporated, dated as of April 27, 2001, as such agreement may be amended from time to time (the "Employment Agreement") as it relates to his rights upon termination of employment. In addition, nothing in the Executive MIP will affect the Chief Executive Officer's right to receive the Severance Payments, as defined in Section 5(a)(ii) of the Employment Agreement.

Forfeiture of a Participant's unearned Executive QIP award may or may not occur upon termination of employment as follows:

Forfeiture will not occur as a result of death or termination due to disability or retirement, or any other termination of employment that would entitle the Chief Executive Officer to the Accrued Obligations (as the Employment Agreement defines any such terms). In any such event, a Participant's Executive QIP award will be payable based on actual performance relative to objectives over the full Program Year, pro-rated for the number of whole months of the Program Year that elapsed before the termination of the Participant's employment.

Forfeiture will occur as a result of any other termination of employment without regard to the reason unless the Committee decides otherwise in its discretion in special circumstances. Absence of a Participant on approved leave will not be considered a termination of employment during the period of such leave.

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Whether or not a divestiture of a subsidiary, division or other business unit
(including through the formation of a joint venture) results in termination of employment with the Company and its subsidiaries will be at the discretion of Committee, which discretion the Committee may exercise on a case by case basis.


NEW HIRE/CHANGE OF RESPONSIBILITY/LEAVE OF ABSENCE
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At their discretion, the Committee may apply the foregoing terms, including without limitation the qualitative goals, to Executive QIP awards to persons such as new employees or those undergoing a change of responsibility during a Program Year.

For new employees, target Executive QIP award opportunity will be based on the Participant's Base Salary, pro-rated based on the number of whole months of the Program Year during which the employee was a Participant.

If a Participant is employed in multiple positions during a Program Year (i.e. change of responsibility), the Participant's Executive QIP award will be pro-rated as of the first of the month in which the event occurs in accordance with actual time and performance results in each position.

Participants who incur a paid or unpaid leave of absence during the Program Year will not receive credit for Executive QIP award purposes for the time representing the leave. Exceptions, if any, must be approved by the Committee.


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                         2003 Executive QIP Definitions


All capitalized terms contained within this document shall have the definitions give in Section 14 of the 2001 Incentive Stock and Awards Plan, with the addition of the following terms not contained therein:

(1) Base Salary - a Participant's regular wages earned before deferrals for the Program Year

(2)  Program Year - the fiscal year of Snap-on Incorporated.




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